EXHIBIT 10.16

                                                                       Tier One

                               AGREEMENT REGARDING
                       TERMINATION OF EMPLOYMENT CONTRACT


                  This Agreement Regarding Termination of Employment Contract ("Agreement") is entered into as of this 21st day of December, 2001 by and between Zvi (Harry) Kurtzman ("Executive"), on the one hand, and Aura Systems, Inc., a Delaware corporation ("Company"), on the other hand (collectively, the "Parties").

                                    RECITALS

                  WHEREAS, Executive has been employed by the Company as Chief Executive Officer, pursuant to an employment agreement with the Company dated March 5, 1998 (the "Employment Agreement");

                  WHEREAS,   Executive  and  the  Company  wish  to  voluntarily
terminate Executive's Employment Agreement and make Executive an at-will employee of the Company effective December 21, 2001;

                  WHEREAS, pursuant to the terms of the Employment Agreement Executive is entitled to receive a severance payment upon such termination of the Employment Agreement; and

                  WHEREAS, the Company and Executive has determined that it would be in the best interest of Executive, the Company and its shareholders to offer Executive a buyout of the Employment Agreement and the severance package set forth herein, in exchange for covenants and agreements contained herein and in lieu of any severance payment Executive would otherwise be entitled to receive under the Employment Agreement.

                  WHEREAS, Executive and the Compensation Committee of the Board of Directors have negotiated the terms and conditions of this Agreement, which Agreement has been approved by the Board of Directors of the Company.

                  NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

                  1. TERMINATION OF EXECUTIVE'S EMPLOYMENT AGREEMENT.

               Pursuant to this Agreement, Executive's Employment Agreement with the Company is terminated effective December 21, 2001 (the "Term Date"). Executive shall continue as an at-will employee of the Company until the Company or Executive terminates such at-will relationship (the "Separation Date").

                  2. BUYOUT AND SEVERANCE PAYMENT.

               In   consideration   of  Executive's   covenants  and  agreements
          contained herein, the Company shall pay Executive as a severance benefit (the "Severance Benefit") the following:

                           A. Tier One Buy-Out Stock Option

               The Company shall grant to the Executive an option to purchase that number of shares of Common Stock of the Company (the "Stock") equal to the quotient of (x) three (3) times the Executive's Base Salary (as defined in the Employment Agreement) divided by (y) $0.32 multiplied by (z) two (2), (the "Buy-Out Stock Option"), which option shall have an exercise price equal to $0.55 per share. The Buy-Out Stock Option shall vest and become exercisable over a ten (10) year period from the date of grant, with (i) one-third (1/3) of the total shares represented by the Buy-Out Stock Option (the "Option Shares") vesting and becoming exercisable after the expiration of six (6) months from the date of this Agreement (the "First Vesting Date"), and
          (ii) two-thirds (2/3) of the Option Shares vesting twelve (12) months after the First Vesting Date. The Buy-Out Stock Option shall be exercisable, to the extent vested, for the full ten (10) year term of the option without regard to the Executive's status as an employee of the Company. The Buy-Out Stock Option shall be subject to such other terms as evidenced by a stock option agreement entered into between Executive and the Company and attached hereto. The Company shall grant the Buy-Out Stock Option pursuant to a shareholder-approved option plan (a "Company Option Plan"), and to the extent of any shortfall where no additional Stock is available for grant of options under any Company Option Plan, then in the form of a warrant to purchase Stock, outside of any Company Option Plan; provided, however, that if the Company shall grant the Executive a warrant, the Executive shall be entitled to receive any piggyback registration rights customarily offered to similarly situated holders of warrants to purchase Stock.

                           B. Medical Benefits

               Executive shall receive continued medical benefits for a period of three (3) years following termination of employment or be entitled to receive a payment in the form of cash in lieu of such continuation of medical benefits; provided, that the Company shall not be obligated to pay a premium or incur any costs related to the provision of such continued coverage in excess of one thousand dollars ($1,000.00) per month for such three (3) year period. The medical benefits shall be substantially similar to the medical benefits Executive received from the Company prior to termination of employment.

                           C. Limitation of Benefits

               Except for (i) the Severance Benefit and (ii) Executive's salary and all other compensation through the Separation Date, including any earned but unpaid vacation pay, Executive shall not be entitled to receive any other compensation or benefits of any sort including, without limitation, salary, vacation, bonuses, stock options, short-term or long-term disability benefits, health care coverage and any severance Executive might otherwise be entitled to received under the Employment Agreement from the Company, its affiliates, or their respective partners, principals, officers, directors, shareholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time.

                  3. NO DISPARAGEMENTS.

               Executive and the Company agree that neither Executive nor the Company shall make any oral or written, public or private, statements that are disparaging of Executive or the Company, its affiliates, or their respective partners, principals, officers, directors, shareholders, managers, employees, agents, representatives, or their respective predecessors, successors or assigns at any time; provided, however, nothing in this Section 3 shall preclude Executive or the Company from making truthful factual statements regarding Executive or former officers, directors or employees of the Company.

                  4.       NON-COMPETITION.

               A. For a period of three (3) years from the Separation Date, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is a competitor of the Company, its subsidiaries or affiliates in any business now conducted, or conducted at any time through the Separation Date, by the Company, its subsidiaries or affiliates (each such competitor a "Competitor of the Company"). Executive and the Company acknowledge and agree that the business of the Company extends throughout the United States, Europe and Asia, and that the terms of the non-competition agreement set forth herein shall apply throughout the United States, Europe and Asia

               B. Non-Solicitation of Customers and Suppliers. For a period of three years from the Separation Date, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company, or any of its subsidiaries or affiliates, to divert their business to any Competitor of the Company.

               C. Non-Solicitation of Employees. Executive recognizes that he possesses and will possess confidential information about other employees of the Company, its subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries and affiliates. Executive agrees that for a period of three (3) years from the Separation Date, he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries and affiliates for the purpose of being employed by him or by any company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries and affiliates to any other person.

               If Executive in any way violates the provisions of this Section 4, all Severance Benefits shall cease, including the continued vesting of the Stock Options.

                  5.       RETURN OF THE COMPANY'S DOCUMENTS AND PROPERTY.

               Executive agrees to return all records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company, its affiliates, and/or their respective partners, principals, officers, directors, shareholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time. In addition, Executive shall return to the Company all property or equipment that he has been issued during the course of his employment or which he otherwise currently possesses. Executive shall deliver to the Company before the Separation Date at Executive's expense all of the Company's records, documents, proposals, notes, lists, files and materials and property and equipment that are in his possession. Executive is not authorized to retain any copies of any such records, documents, proposals, notes, lists, files or materials. Nor is he authorized to retain any other of the Company's property or equipment.

                  6.       PROPRIETARY INFORMATION.

               Executive acknowledges that Executive has had or may have had access to proprietary information, trade secrets, and confidential material of the Company or its affiliates, including, but not limited to, all ideas, information and materials, tangible or intangible, not generally known to the public, relating in any manner to the business of the Company, its personnel (including partners, principals, employees and contractors), its clients or others with whom it does business that Executive learned, acquired, or created, or helped to create during the period of Executive's employment with the Company ("Proprietary Information"). Proprietary Information includes, but is not limited to, all trade secrets, patents and pending patents, documents, computer programs, source code, users manuals, algorithms, compilations of technical, financial, legal or other data, client or prospective client lists, names of suppliers, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information. Executive agrees, without limitation in time or until such Proprietary Information shall become public other than by Executive's unauthorized disclosure, to maintain the confidentiality of such information and to refrain from divulging, disclosing or using said Proprietary Information for any other purpose. Executive acknowledges and affirms that all existing Proprietary Information is the exclusive property of the Company and Executive hereby assigns to the Company any and all rights the Executive may have had or acquired (or hereinafter may have or acquire) in any Proprietary Information. Executive further acknowledges and agrees that the Company is the sole owner of such Proprietary Information and Executive has no claim of ownership to such Proprietary Information.

                  7.       CONSULTING ARRANGEMENT.

               For a period of one (1) year following the Separation Date, Executive shall consult for the Company and make himself available to the Company as reasonably needed and requested by the Company (the "Consulting Period"). During the Consulting Period Executive shall receive an amount equal to 85% of the Base Salary under Executive's Employment Contract on a monthly basis. All such payments shall be paid in accordance with normal payroll practices of the Company. In the event that the Company and the Executive enter into an arrangement subsequent to the date hereof whereby the Executive accepts a position as an employee of the Company, the provisions of this Section 7 shall be subject to appropriate modification.

                  8.       COOPERATION IN LITIGATION.

               Executive shall cooperate with the Company, its affiliates, and each of their respective attorneys, barristers, solicitors or other legal representatives (collectively, "Attorneys") in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company or its affiliates by any third-p arty. Executive's duty of cooperation shall include, but not be limited to, (a) meeting with the Company's and/or its affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully his knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of his then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Executive's knowledge of matters at issue; and (c) signing at the Company's, its affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company and/or its affiliates shall promptly reimburse Executive for his actual and reasonable travel or other expenses that he may incur in cooperating with the Company, its affiliates, and/or their Attorneys pursuant to this Section 8.

                  9.       INDEMNIFICATION.

               The Company shall continue to indemnify Executive for all actions and inactions related to his service as an officer or director of the Company to the extent such actions and inactions are covered by the Company's Directors and Officers insurance policy as then in effect ("Indemnified Actions") through the expiration of the applicable statute of limitations. Notwithstanding the foregoing, in the event such Indemnified Actions result from Executive's gross negligence or willful misconduct, the indemnification hereunder shall not apply.

                  10.      BINDING EFFECT.

               This  Agreement  shall be  binding  upon the  Parties  and  their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

                  11.      SEVERABILITY.

               While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective and the remaining provisions shall be unaffected thereby.

                  12. ENTIRE AGREEMENT; MODIFICATION.

               This Agreement  constitutes  the entire  understanding  among the
          Parties and may not be modified without the express written consent of the Parties. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof.

                  13.      GOVERNING LAW.

               This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of California applicable to contracts made and entirely to be performed therein.

                  14.      VOLUNTARY AGREEMENT; NO INDUCEMENTS.

               Each Party to this Agreement acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement first written above.

IN WITNESS WHEREOF, the Parties have set their hand as of the date

                           EXECUTIVE:

                           [signature]

                           AURA SYSTEMS, INC.

                           Michael I. Froch
                           Sr. Vice President, General Counsel and Secretary

                           Approved

                           [signature]
                           Title:   Vice Chairman